SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

April 5, 2016

Date of Report (Date of earliest event reported)

Endurance Specialty Holdings Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	1-31599	98-0392908
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Waterloo House, 100 Pitts Bay Road, Pembroke HM 08, Bermuda

(Address of principal executive offices, including zip code)

(441) 278-0400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement

On April 1, 2016, in connection with the previously announced retirement of Jerome Faure from the position of Chief Executive Officer, Global Reinsurance, Endurance Specialty Holdings Ltd. (the “Company”) entered into a consulting agreement with Mr. Faure (the “Consulting Agreement”), which agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

The Consulting Agreement is for one year and provides Mr. Faure with a monthly consulting fee of $115,000 in return for Mr. Faure’s exclusive reinsurance consulting services. The Consulting Agreement provides that Mr. Faure is subject to restrictions regarding Mr. Faure’s solicitation of the Company’s employees and customers until March 31, 2018, as well as ongoing confidentiality and intellectual property requirements.

The foregoing summary of the terms of the Consulting Agreement does not purport to be complete and is qualified in their entirety by reference to the agreement attached hereto as Exhibit 10.1.

Item 1.02. Termination of a Material Definitive Agreement

(a) On March 31, 2016, the employment agreement, dated February 27, 2013, between Jerome Faure and the Company (the “Employment Agreement”) terminated due to Mr. Faure’s retirement. Mr. Faure will not be receiving any post-employment payments as a result of the termination of the Employment Agreement due to his retirement.

The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, a copy of which was included as Exhibit 10.1 to the Current Report on Form 8-K filed on March 15, 2013.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On March 31, 2016, Mr. Faure retired from the Company.

(e) Mr. Faure and the Company entered into the Consulting Agreement on April 1, 2016. The description of the Consulting Agreement set forth in Item 1.01 of this report is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

10.1	Independent Contractor Agreement, dated April 1, 2016, by and between the Company and Jerome Faure

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: April 5, 2016

By:	/s/ John V. Del Col
Name:	John V. Del Col
Title:	General Counsel & Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Independent Contractor Agreement, dated April 1, 2016, by and between the Company and Jerome Faure